Supplement Dated December 4, 2017 to your Prospectus Dated May 1, 2017

This Supplement updates certain information contained in your product prospectus for insurance products issued by Union Security Insurance Company* ("USIC") and Union Security Life Insurance Company of New York* ("USLIC"):

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On December 3, 2017, a Stock and Asset Purchase Agreement (the “Purchase Agreement”) was entered into by and among Hartford Holdings, Inc. (“HHI”) and its parent company, The Hartford Financial Services Group, Inc. (“HFSG”), Hopmeadow Acquisition, Inc. (“Buyer”), Hopmeadow Holdings, LP (“Buyer Parent”) and Hopmeadow Holdings GP LLC (“Buyer Parent GP”), pursuant to which HHI agreed to sell all of the issued and outstanding equity of Hartford Life, Inc. (“HLI”), the parent of Hartford Life Insurance Company ("HLIC") and its indirect wholly owned subsidiary, Hartford Life and Annuity Insurance Company, to Buyer (the “Talcott Resolution Sale Transaction”).  Buyer, Buyer Parent and Buyer Parent GP are funded by a group of investors (the “Investor Group”) led by Cornell Capital LLC, Atlas Merchant Capital LLC, TRB Advisors LP, Global Atlantic Financial Group, Pine Brook and J. Safra Group. HHI will also be a member of the Investor Group.

The closing of the Talcott Resolution Sale Transaction is subject to regulatory approvals, and the satisfaction of other closing conditions. Talcott Resolution will continue to administer and provide all contractual benefits of your annuity. The terms, features and benefits of your insurance contract will NOT change as a result of the Sale. The Talcott Resolution Sale Transaction is expected to close in the first half of 2018.

Additional information regarding the Talcott Resolution Sale Transaction can be found on The Hartford's** website at https://ir.thehartford.com and in Current Reports on Form 8-K filed by HFSG and HLIC on December 4, 2017 with the Securities and Exchange Commission.

* Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company administer the annuity contracts issued by USIC and USLIC.

**The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn.

This Supplement Should Be Retained For Future Reference.

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